Exhibit 10.11

SECOND AMENDED AND RESTATED

CONSULTING SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED CONSULTING SERVICES AGREEMENT (the “Agreement”), is entered into this [8th] day of March, 2006, by and between DDS Technologies USA, Inc. (“DDS”), a Nevada corporation, with offices at 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, DDS Holdings, Inc., a Delaware corporation and subsidiary of DDS (“DDS Holdings”), and Lee Rosen, a Florida resident, with an address at 17698 Foxborough Lane, Boca Raton, Florida 33496 (“Consultant”).

WHEREAS, Consultant and DDS Technologies USA, Inc. entered into that certain Consulting Services Agreement dated March 30, 2004, a copy of which is attached hereto and made a part hereof by reference (the “First Amended and Restated Consulting Services Agreement”);

WHEREAS, the parties to this Agreement desire to amend and modify the First Amended and Restated Consulting Agreement consistent with the terms and conditions set forth herein;

WHEREAS, Consultant continues to be experienced in advising companies on capital structure, mergers and acquisitions and investor relations strategy and has knowledge of and contacts that may further the goals of DDS;

WHEREAS, DDS desires to obtain consulting services from Consultant and Consultant desires to continue to provide such services for the fees provided herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed by and between DDS, DDS Holdings and Consultant as follows:

1. Duties of the Consultant. Consultant agrees to use his reasonable best efforts to render assistance to DDS in development of capital structure, mergers and acquisitions and investor relations strategy (“Consulting Services”). Consultant will provide such services to DDS from time to time only as specifically and reasonably requested by DDS through its President/Chief Executive Officer to which Consultant will report directly. Consultant will make himself available to DDS, upon reasonable request, including reasonable notice, to perform the Consulting Services for a maximum of ten days per month, and will perform the Consulting Services with substantially the same diligence exhibited in his performance of the original Consulting Agreement. Consultant hereby acknowledges and agrees that Consultant is not an agent, employee, partner or other legal representative of DDS with the ability to enter into any agreement on behalf of DDS without the specific prior approval of the President/Chief Executive Officer and Consultant shall not hold himself out as such while providing such consulting services. Consultant further agrees not to incur or attempt to incur any indebtedness, liability or obligation on behalf of DDS or DDS Holdings or take any action on behalf of DDS or DDS Holdings without the prior approval of the President/Chief Executive Officer of DDS.

2. Term of Agreement. This Agreement shall be for a term of Sixty-One (61) months effective as of this date, unless earlier terminated in accordance with Section 5 of this Agreement.

3. Compensation. From March 1, 2006 through December 31, 2006, Consultant shall be entitled to:

(a) a monthly fee of $7,500 plus during the term of this Agreement, which fee shall be payable on the 1st of each month.

(b) unregistered Company common stock equivalent, to $7,500 at a price of $0.50 per share (15,000 shares) per month. Shares shall have piggyback registration rights.

(c) Company long-term warrants for an additional 15,000 shares of unregistered common stock, per month, at an exercise price of $0.80 per share and expiring in five years from date of grant. Warrants are issued based on the same terms and conditions as warrants issued under the most recent offering completed January 2006.

(d) Company has the option at any time and on any given month to pay a monthly fee of $15,000 per month in full replacement of the above payment plan as delineated in paragraphs 3(a), 3(b), and 3(c).

(e) Consultant shall not be entitled to any reimbursement of expenses incurred as a result of performing consulting services under this Agreement unless such expenses are reasonable and approved by the President/Chief Executive Officer of DDS prior to Consultant incurring such expenses.

4. Renegotiation of Compensation. On or before January 1, 2007, the parties agree to renegotiate and review the Compensation of Consultant for possible reinstatement of the prior total compensation fee of $15,000 per month so long as the Company has sufficient positive cash flow to sustain these monthly payments in the future. In the event the Company does not have sufficient positive cash flow to renegotiate Consultant’s Compensation, the compensation to consultant as provided in Paragraph 3 shall continue in full force and effect until the Company has sufficient positive cash flow to pay Consultant a $15,000 cash payment or until renegotiated by the parties.

5. Independent Contractor. This Agreement is not an employment contract and does not give Consultant any employment rights. Both Consultant and DDS agree that the relationship created by this Agreement is that of an independent contractor and not that of employee and employer. Consultant hereby acknowledges that Consultant shall not at any time during the term of this Agreement unilaterally act on behalf of DDS or DDS Holdings unless and until Consultant seeks and obtains specific prior approval from the President/Chief Executive Officer of DDS. The Consultant is responsible for the payment of any taxes, including without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of the Consultant.

6. Termination. This Agreement may be terminated by DDS only for cause (as defined below) effective immediately upon the giving by DDS to Consultant of written notice of the termination for cause, which notice shall specify the basis for such termination. Upon termination of this Agreement in accordance with this Section 5, Consultant shall not be entitled to receive any further fees hereunder except such fees as shall be payable through the date of such termination. For purposes of this Agreement, the term “cause” shall mean:

(a) the Consultant breaches the provisions of the third sentence of Section 4 above limiting Consultant’s authority to act on behalf of DDS or DDS Holdings which breach is not cured within fifteen days after receipt by the Consultant of written notice of the same;

(b) the Consultant is convicted of a felony, provided that such conviction is not overturned on appeal and any appeal period has expired;

(c) the Consultant willfully damages property of DDS or DDS Holdings;

(d) any act by the Consultant during the term of this Agreement involving theft, dishonesty, fraud or embezzlement against DDS or DDS Holdings resulting in material harm to DDS and DDS Holdings which act is not cured within fifteen days after receipt by the Consultant of written notice of same;

(e) the Consultant not making himself available to DDS, upon reasonable notice of request by DDS, to perform the Consulting Services for up to ten days per month in accordance with Section 1 of this Agreement;

(f) the Consultant not performing such Consulting Services as specifically and reasonably requested by DDS through its President/Chief Executive Officer in accordance with Section 1 of this Agreement;

(g) the Consultant not performing the Consulting Services in a manner and dedication as exhibited when Consultant performed similar duties in connection with the Original Consulting Agreement; or

(h) the Consultant breaches Section 6 of this Agreement regarding disclosure of Confidential Information which breach is not cured within fifteen days after receipt by Consultant of written notice of same.

The Consultant shall be given written notice by DDS that it intends to terminate this Agreement for cause, which written notice shall specify the act or acts upon the basis of which DDS intends to terminate this Agreement, and the Consultant shall then be given the opportunity, within fifteen days of his receipt of such notice, to have a meeting with the Board of Directors of DDS to discuss such act or acts. The Consultant shall be given fifteen days after such meeting within which to cease or correct the performance (or nonperformance) giving rise to such written notice.

It is specifically understood and agreed that unsatisfactory performance by Consultant of Consulting Services beyond the grounds specifically enumerated in this Section 5 shall not constitute grounds for termination of this Agreement.

7. Confidential Information. Consultant hereby acknowledges that during the performance of this Agreement, Consultant may learn or receive information related to the business of DDS or DDS Holdings, including, but not limited to, names of its investors or prospective investors, its manner of operations, its business plan, its marketing, its methods, its vendors and its suppliers (“Confidential Information”). Consultant hereby confirms that it will not divulge or disclose Confidential Information to any other person, other than in connection with the performance of the Consulting Services, except as may be required by law.

8. Original Consulting Agreement. The parties agree that the Original Consulting Agreement shall be null and void and of no further force or effect. Consultant hereby releases DDS from any and all obligations arising out of the Original Consulting Agreement. Each of DDS and DDS Holdings hereby releases Consultant from any and all obligations arising out of the Original Consulting Agreement.

9. Notices. Each notice required to be given pursuant to this Agreement shall be properly given if sent by one party to the other by certified or registered mail, postage prepaid, or registered return receipt courier mail addressed to the other at the address set forth in the first paragraph of this Agreement.

10. Non-waiver. The failure of either party to exercise any of its rights under this Agreement at any time does not constitute a breach thereof and shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

11. Choice of Law. This Agreement and the respective rights and obligations of the parties shall be governed by and determined in accordance with the laws of the State of Florida, without regard to its conflict of law provision.

12. Authority. Each party represents that the individual signing this Agreement on that party’s behalf has been duly authorized to bind said party to undertake the obligations and to carry out the terms and provisions thereof.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any court of competent jurisdiction determines that any part of this Agreement is invalid or unenforceable, that determination shall not impair or nullify the remainder of the Agreement.

14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

15. Miscellaneous. This Agreement (a) may only be amended by a writing signed by DDS and Consultant, (b) inures to the benefit of and is binding upon DDS and Consultant and each of their successors and assigns, except that Consultant may not assign any of Consultant’s rights or obligations under this Agreement without first obtaining the written consent of DDS, (c) constitutes the entire agreement between DDS and Consultant with respect to the subject matter of this Agreement, superseding all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the effective date in the introduction paragraph hereof.

DDS TECHNOLOGIES USA, INC.

By:	/s/ S. L. Sterling
Name:	Spencer Sterling
Title:	President/Chief Executive Officer

DDS HOLDINGS, INC.

By:	/s/ Joseph N. Fasciglione
Name:	Joseph N. Fasciglione
Title:	Chief Financial Officer

/s/ Lee Rosen
Lee Rosen

EXHIBIT “A”

The First Amended and Restated Consulting Services Agreement

The Original Consulting Agreement